UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2017

MYOKARDIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37609	44-5500552
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

333 Allerton Ave.

South San Francisco, CA 94080

(Address of principal executive offices, including zip code)

(650) 741-0900

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)

Effective on January 31, 2017, the Board of Directors of MyoKardia, Inc. (the “Company”) appointed June Lee, M.D. as the Company’s chief operating officer.

Prior to joining the Company and since April 2011, Dr. Lee, 50, served on the faculty of the University of California, San Francisco (“UCSF”), where she was director of the Catalyst program at the Clinical and Translational Science Institute and a professor in the School of Medicine, and was responsible for overall strategy and operations for enabling and supporting translational research at the university. Catalyst is an internal UCSF accelerator for therapeutics, devices, diagnostics, and digital health technologies. Prior to UCSF, Dr. Lee was a disease area lead, early clinical development, at Genentech, Inc. from 2006 to 2011, where she was responsible for all strategy and activities as well as management of staff, budget, and resource allocation in the early clinical development group in multiple therapeutic areas. Dr. Lee served as a medical director in the clinical development group at Genentech, Inc. from 2004 to 2006, where she was responsible for clinical activities for licensed product of the company. Dr. Lee holds a B.A. in chemistry from Johns Hopkins University and an M.D. from the University of California, Davis.

There are no understandings or arrangements between Dr. Lee and any other person pursuant to which she was appointed as chief operating officer of the Company, and Dr. Lee has no material interest in any transaction or proposed transaction in which the Company is or is to be a party. Dr. Lee has no family relationship with any director or executive officer of the Company.

The Company entered into an at-will employment offer letter agreement with Dr. Lee, dated December 2, 2016 (the “Employment Agreement”), pursuant to which Dr. Lee would become employed as Chief Operating Officer of the Company. A copy of the Employment Agreement is filed as Exhibit 10.1 to this report on Form 8-K. Effective on her start date of January 31, 2017 (the “Employment Start Date”), in her position as Chief Operating Officer, Dr. Lee is entitled to receive an annual base salary of $385,000 and is eligible to receive an annual performance bonus, with a target bonus amount of 40% of her annual base salary. Dr. Lee’s base salary is subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. In addition, Dr. Lee is eligible to receive a sign-on bonus of $50,000.

Pursuant to the Employment Agreement, the Company agreed to grant Dr. Lee an option to purchase 150,000 shares of the Company’s common stock under the Company’s 2015 Stock Option and Incentive Plan (the “Plan”). 25% of the option shares will vest on the first anniversary of the Employment Start Date and the balance will vest in equal quarterly installments over the next three years, subject to Dr. Lee’s continued service to the Company through each vesting date. Also pursuant to the Employment Agreement, the Company agreed to grant Dr. Lee an additional option to purchase 25,000 shares of the Company’s common stock under the Plan. Such option will vest in accordance with certain performance goals as set forth in the Employment Agreement.

In addition, Dr. Lee is eligible to participate in the Company’s Change in Control Policy as in effect from time to time. In accordance with the policy’s terms, if Dr. Lee’s employment is terminated without Cause (as defined in the Plan) within one year after the closing of a Sale Event (as defined in the Plan), then, subject to her execution of a severance agreement and a general release of claims, Dr. Lee will receive the following benefits: (a) full acceleration of vesting of her outstanding equity awards under the Plan (as set forth in the Plan); (b) a lump sum equal to twelve months of her then-current base salary; (c) a lump sum equal to her then-current target bonus; and (d) if she is participating in the Company group health plan immediately prior to termination and elects COBRA, a monthly cash payment for twelve months equal to the Company’s monthly premium contribution.

The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the complete Employment Agreement, which is attached as Exhibit 10.1 and incorporated herein by reference.

(b)

On January 30, 2017, Steven Chan, the Company’s Vice President, Finance and Corporate Controller, announced his intention to resign from this position and as the Company’s principal accounting officer, which will become effective on or about February 24, 2017.

Item 7.01 Regulation FD Disclosure

On February 1, 2017, the Company issued a press release announcing Dr. Lee’s appointment as chief operating officer of the Company. A copy of this press release is furnished as Exhibit 99.1 to this report on Form 8-K.

The information in this Item 7.01 and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

10.1	Offer Letter by and between MyoKardia, Inc. and June Lee, dated December 2, 2016

99.1	Press Release issued by MyoKardia, Inc. on February 1, 2017, furnished herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 1, 2017	MyoKardia, Inc.

	By:	/s/ Jacob Bauer
Jacob Bauer
Senior Vice President, Finance & Corporate Development (principal financial officer)

EXHIBIT INDEX

Exhibit No.	Description

10.1	Offer Letter by and between MyoKardia, Inc. and June Lee, dated December 2, 2016

99.1	Press Release issued by MyoKardia, Inc. on February 1, 2017, furnished herewith